Exhibit 10.6

J.P. Morgan Securities Inc.	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

JPMorgan Chase Bank, N.A.	Merrill Lynch Capital Corporation

December 8, 2005
Private and Confidential

ALLTEL Corporation
One Allied Drive
Little Rock, AR 72202
Attention:	Jeffrey R. Gardner
Chief Financial Officer
ALLTEL Corporation
Senior Secured Credit Facilities
Commitment Letter
Ladies and Gentlemen:
     You have advised J.P. Morgan Securities Inc. (“JPMorgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch” and, together with JPMorgan, the “Lead Arrangers”), JPMorgan Chase Bank, N.A. (“JPMCB”) and Merrill Lynch Capital Corporation (“MLCC” and, together with JPMCB, the “Lead Lenders”) that you (“Alltel”) have formed a new wholly-owned subsidiary, ALLTEL Holding Corp., a Delaware corporation (“Spinco”), to which you intend to contribute (the “Contribution”) all of the assets, liabilities and operations of Alltel’s wireline segment and the majority of Alltel’s communication support services segment (collectively, the “Business”) in exchange for all of the outstanding capital stock of Spinco and up to $1.5 billion of senior notes of Spinco (the “Distributed Notes”) . You will then distribute all of the capital stock of Spinco to your shareholders (the “Spinoff”), and immediately thereafter Spinco will merge (the “Merger”) with and into Valor Communications Group, Inc., a Delaware corporation (“Merger Partner” and, following such merger, “Wireline” and, together with its subsidiaries, the “Wireline Companies”). Immediately prior to the Spinoff and Merger, Spinco intends to enter into new senior secured credit facilities in an aggregate amount of up to $4.2 billion (the “Facilities”), comprised of term loan facilities in an aggregate amount of up to $3.7 billion (the “Term Facilities”) and a revolving credit facility of $500 million (the “Revolving Credit Facility”). The proceeds of the Term Facilities will be used to finance a $2.4 billion dividend payment to Alltel (the “Dividend”) and, to the extent not refinanced with proceeds from the issuance of Refinancing Notes referred to below, to refinance approximately $81 million of Alltel’s outstanding bonds (including the payment of related premiums and tender costs), up to $400 million of Merger Partner’s outstanding bonds and Merger Partner’s existing bank facility identified on Schedule 2 hereto (collectively, the “Refinancing”). You may also elect that a portion of the Refinancing be financed with the proceeds from a Rule 144A or public offering of up to $800 million of senior notes by Merger Partner or Wireline or one of their respective subsidiaries (the “Refinancing Notes” and, together with the Distributed Notes, the “Notes”), in which case the Term Facilities will be reduced dollar-for-dollar. Each of the Lead Arrangers (and/or one or more of their affiliates) expects (but is not obligated) to enter into an exchange agreement with Alltel, pursuant to which the Lead Arrangers (and/or such affiliates) will exchange (the “Exchange”) certain debt of Alltel held by them for the Distributed Notes, in which case the Lead Arrangers (and/or such affiliates) will subsequently offer and sell all or a portion of the Distributed Notes in a public or private offering.
     The Contribution, the entering into and funding of the Facilities, the issuance and sale of any Refinancing Notes, the payment of the Dividend, the Spinoff, the Merger, the Refinancing, the Exchange (if any), the resale of the Distributed Notes and all related transactions are hereinafter collectively referred to as the “Transaction”. The sources and uses for the financing for the Transaction are as set forth in Schedule 1 hereto. Immediately after the Transaction, the Wireline Companies will not have any indebtedness, except as set forth in Schedule 2 hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet (as defined below).
     This commitment letter (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Alltel, the Lead Arrangers and the Lead Lenders in connection with the Facilities. If you accept this Commitment Letter as provided below, the date of the initial funding under the Facilities will be referred to herein as the “Closing Date”.
     In connection with the foregoing, you have requested that (a) JPMorgan and Merrill Lynch agree to structure, arrange and syndicate the Facilities, and (b) each of JPMCB and MLCC severally commit to provide 50% of the Facilities.
     JPMorgan and Merrill Lynch are pleased to advise you that they are willing to act as the exclusive lead arrangers and bookrunners for the Facilities. Furthermore, each of JPMCB and MLCC is pleased to advise you of its several commitment to provide up to 50% of the Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summaries of Terms and Conditions attached hereto as Exhibits A and B (together, the “Term Sheet”).
     It is agreed that JPMorgan and Merrill Lynch will act as the sole and exclusive Lead Arrangers and Joint Bookrunners for the Facilities, and each will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such roles, including selecting counsel for the Lenders and negotiating the definitive documentation with respect to the Facilities (the “Credit Documentation”). Prior to the Closing Date, the parties will agree on a financial institution to act as the sole and exclusive administrative and collateral agent for the Facilities (in such capacity, the

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“Administrative Agent”). You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree (including in each case as to the role, if any, of any such person with respect to the Facilities).
     We intend to syndicate the Facilities (including, in our discretion, all or part of the Lead Lenders’ commitments hereunder) to a group of financial institutions and other entities (collectively, together with the Lead Lenders, the “Lenders”) identified by us in consultation with you. The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to (and to use your commercially reasonable efforts to cause Merger Partner to) actively assist the Lead Arrangers in completing a timely syndication reasonably satisfactory to them. Such assistance shall include (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and those of Merger Partner and its affiliates, (b) causing Spinco (and using commercially reasonable efforts to arrange for Merger Partner) to provide direct contact between senior management and advisors of Spinco and Merger Partner and the proposed Lenders, (c) assisting (and causing your management and advisors to assist and using your commercially reasonable efforts to cause Merger Partner and its management and advisors assist) in the preparation of a Confidential Information Memorandum and other marketing materials (the contents of which (x) prior to the Merger, you, Merger Partner and Spinco, and (y) following the Merger, the Wireline Companies, shall be solely responsible for) to be used in connection with the syndication, (d) the hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders and (e) obtaining, at your expense, a monitored public rating of each of the Facilities and the Distributed Notes and the Refinancing Notes from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services at least 15 business days prior to the Closing Date and actively participating in the process of securing such ratings.
     As Lead Arrangers, JPMorgan and Merrill Lynch will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders (which are not likely to be pro rata across the Facilities among Lenders) and the amount and distribution of fees among the Lenders. In acting as the Lead Arrangers, JPMorgan and Merrill Lynch will have no responsibility other than to arrange the syndication of the Facilities (including to comply with the provisions contained herein with respect thereto). To assist the Lead Arrangers in their syndication efforts, you agree to (and to use your commercially reasonable efforts to cause Merger Partner to) promptly prepare and provide to the Lead Arrangers and the Lead Lenders all information with respect to Spinco, Merger Partner and their respective subsidiaries and the Transaction and any other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be

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made available to any Lead Arranger or any Lead Lender by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Lead Arranger or any Lead Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable. If, at any time from the date hereof until the Closing Date (and, if requested by us, for such reasonable period thereafter as may be necessary to complete the syndication of the Facilities), any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished (and such representation and warranty was being made) at such time, then you will promptly supplement the Information and the Projections as reasonably necessary so that such representations and warranties will be correct under those circumstances. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without (and we shall have no responsibility for) independent verification thereof. Each of the Lead Arrangers and the Lead Lenders may (i) assign its rights and obligations under this Commitment Letter (including, in the case of a Lead Lender, its commitment hereunder) to any of its affiliates without the prior written consent of the other parties hereto and/or (ii) perform any services hereunder through any of its affiliates (in which case each such affiliate will be entitled to the benefits of this Commitment Letter with respect to the services performed by it).
     You hereby acknowledge that (a) the Lead Arrangers will make available Information and Projections to the proposed syndicate of Lenders through posting on IntraLinks or another similar electronic system and (b) certain of the proposed Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Alltel, Spinco, Merger Partner or any of their affiliates) (each, a “Public Lender”). You hereby agree that: (i) you will use commercially reasonable efforts to identify that portion of the Information and Projections that may be distributed to the Public Lenders and include a reasonably detailed term sheet in such Information and that all of the foregoing that is to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”; (ii) by marking materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such materials as not containing any material non-public information with respect to Alltel, Spinco, Merger Partner or any of their affiliates for purposes of United States federal and state securities laws (it being understood that certain of such materials may be subject to the confidentiality requirements of the Credit Documentation (as defined below)); (c) all materials marked “PUBLIC” are permitted to be made available by electronic means designated “Public Investor;” and (d) the Lead Arrangers shall be entitled to treat any materials that are not marked “PUBLIC” as being suitable only for posting by electronic means not designated for “Public Lenders”.
     As consideration for the Lead Lenders’ commitments hereunder and the Lead Arrangers’ agreements to perform the services described herein, you agree to pay to

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JPMorgan, Merrill Lynch, JPMCB and MLCC the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).
     The Lead Lenders’ commitments hereunder and the Lead Arrangers’ agreements to perform the services described herein are subject to:
     (a) there not having been, since September 30, 2005, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, (i) is materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) of (x) Spinco and its subsidiaries or (y) Merger Partner and its subsidiaries, in each case taken as a whole, or directly or indirectly prevents or materially impairs or delays the ability of Spinco or Merger Partner to perform its obligations under the Merger Agreement; excluding any facts, events, changes, effects or developments (A) generally affecting the rural, regional or nationwide wireline voice and data industry in the United States or in other countries in which such person or its subsidiaries conduct business, including regulatory and political developments and changes in law or generally accepted accounting principles, (B) generally affecting the economy or financial markets in the United States or in other countries in which such person or its subsidiaries conduct business, or (C) resulting from the announcement of the Merger or the taking of any action required by the Merger Agreement or related agreements in connection with the Merger (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees) or (ii) materially and adversely affects (x) the ability of Spinco or Merger Partner to perform its obligations under the Credit Documentation or (y) the rights and remedies of the Lenders under the Credit Documentation;
     (b) our not becoming aware after the date hereof of any information or other matter affecting Spinco, Merger Partner, any of their respective subsidiaries, the Transaction or any other transaction contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof;
     (c) after the date hereof and until the successful syndication of the Facilities (as defined in the Fee Letter), none of Alltel, Spinco, Merger Partner or any of their respective subsidiaries shall have syndicated or issued or announced or authorized the announcement of, any debt facility or debt security of any of them (including renewals thereof) other than (x) any such facility or security by Alltel and its subsidiaries (other than Spinco and its subsidiaries) that would not reasonably be expected to impair the syndication of the Facilities in any material respect, and (y) the Facilities, the Distributed Notes or the Refinancing Notes;
     (d) the Lead Arrangers having been afforded a period of 15 consecutive business days (or more if mutually agreed) following the launch of

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the general syndication of the Facilities and immediately prior to the date of execution of the Credit Documentation to syndicate the Facilities;
     (e) the negotiation, execution and delivery on or before December 8, 2006 of Credit Documentation satisfactory to us and our counsel; and
     (f) the other conditions set forth or referred to in the Term Sheet.
The terms and conditions of any Lead Lender’s commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Lead Lenders, the Lead Arrangers and you.
     You agree (a) to indemnify and hold harmless each of the Lead Arrangers, the Administrative Agent, the Lead Lenders, the other Lenders that have provided commitments to provide any portion of the Facilities and their respective affiliates, and the respective officers, directors, employees, advisors and agents of such persons, (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter (including the performance of services hereunder), the Term Sheet, the Fee Letter, the Facilities (including the loans thereunder and the use of the proceeds thereof), the Refinancing Notes or any other aspect of the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto or whether any of the Transactions are consummated or this Commitment Letter is terminated, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating, preparing for or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to (i) any losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of such indemnified person or (ii) any losses incurred in connection with the Exchange, and (b) to reimburse each of the Lead Arrangers, the Lead Lenders and their respective affiliates on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, reasonable syndication expenses, reasonable consultant’s fees and expenses (if applicable), reasonable appraisal and valuation fees and expenses, reasonable travel expenses, reasonable audit fees, search fees, filing and recording fees, and reasonable fees, charges and disbursements of counsel (including any local or regulatory counsel) and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof, whether or not such fees and expenses are incurred before or after the date hereof or any Credit Documentation is entered into or the Transaction is consummated or any extensions of credit are made under the Facilities or this Commitment Letter is terminated or expires. No indemnified person shall be liable (and

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you agree not to assert any claim against any indemnified person) for any damages arising from the use by others of Information, Projections or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of such indemnified person, or for any special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection with this Commitment Letter (including the performance of services hereunder), the Fee Letter, the Term Sheet, the Facilities or its activities related to any of the foregoing.
     You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other indemnified person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes an unconditional written release in form and substance reasonably satisfactory to the indemnified persons of each indemnified person from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified person.
     This Commitment Letter shall not be assignable by you without the prior written consent of each of the Lead Lenders and the Lead Arrangers (and any purported assignment without such consent shall be null and void) and, except as expressly provided with respect to indemnification, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of the Lead Lenders and the Lead Arrangers. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth our entire understanding with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
     You irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Term Sheet or the Transaction. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts

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to whose jurisdiction you are or may be subject, by suit upon judgment. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Commitment Letter (including the Term Sheet), the Fee Letter, the Transaction or any other transaction contemplated hereby or thereby (whether based on contract, tort or any other theory).
     This Commitment Letter is delivered to you on the understanding that, unless otherwise agreed to in writing by each of the Lead Lenders and the Lead Arrangers, neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person, except (a) on a confidential basis to your and Merger Partner’s respective officers, directors, agents and advisors who are directly involved in the consideration of this matter and has need to know, (b) as may be requested by any taxing authority in connection with its evaluation of the tax treatment of the Spinoff and other aspects of the Transaction or any other related transaction or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law; provided that you agree (i) to inform us promptly upon any disclosure (and, to the extent you are permitted to do so under applicable law, any request therefor) under clause (b) or (c) above and to cooperate with us in securing a protective order in the event of compulsory disclosure and (ii) that any disclosure made pursuant to public filings shall be subject to our prior review; and provided further that, following your execution and delivery of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter and the Term Sheet and their terms and substance (but not the Fee Letter or its terms or substance). You agree to take such actions as shall be necessary to prevent the Fee Letter from becoming publicly available except as otherwise required by law and to permit the applicable Lead Arranger or Lead Lender to review and approve any reference to it or any of its affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You further agree that any Lead Arranger or Lead Lender or any of their respective affiliates may, at its own expense, publicly announce as such person may choose the capacities in which it or its affiliates have acted hereunder. Notwithstanding anything herein to the contrary, any of you, Spinco and Merger Partner (and any employee, representative or other agent of any such person) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     You acknowledge that the Lead Arrangers and the Lead Lenders may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, Spinco and/or Merger Partner may have conflicting interests regarding the transactions described herein and otherwise. None of the Lead Arrangers or the Lead Lenders will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other

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relationships with you in connection with the performance by such Lead Arranger or Lead Lender of services for other companies, and none of the Lead Arrangers or the Lead Lenders will furnish any such information to other companies. You also acknowledge that the Lead Arrangers and the Lead Lenders do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.
     In connection with the transactions provided for hereunder with respect to the Facilities, you acknowledge and agree (on your own behalf and on behalf of your affiliates) that (i) each such transaction is an arm’s-length commercial transaction between Alltel, Spinco, Merger Partner and/or their respective affiliates, on the one hand, and the Lead Arrangers and/or the Lead Lenders, on the other hand, (ii) the Lead Arrangers and the Lead Lenders will act solely as principals and not as agents or fiduciaries of Alltel, Spinco, Merger Partner or any of their stockholders, affiliates, creditors, employees or any other person in connection with such transactions and the process leading thereto, (iii) no Lead Arranger or Lead Lender will assume an advisory or fiduciary responsibility in favor of Alltel, Spinco, Merger Partner or any of their affiliates with respect to any such transaction or the process leading thereto (irrespective of whether any Lead Arranger or any Lead Lender has advised or is currently advising any such person on other matters, including without limitation in connection with the Spinoff and the Merger), and, except as expressly set forth in this Commitment Letter, the Term Sheet and the Fee Letter, no Lead Arranger or Lead Lender will have any obligation to Alltel, Spinco, Merger Partner, Wireline or any of their affiliates with respect to any such transaction, (iv) the Lead Arrangers, the Lead Lenders and their affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Alltel, Spinco, Merger Partner and their affiliates, and (v) the Lead Arrangers and the Lead Lenders have not provided, and will not provide, any legal, accounting, regulatory or tax advice with respect to any such transaction, and Alltel, Spinco, Merger Partner and their affiliates have consulted, and will consult, their own legal, accounting, regulatory, and tax advisors to the extent they deem appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Lead Arranger or any Lead Lender with respect to any breach or alleged breach of fiduciary duty arising out of the transactions provided for hereunder with respect to the Facilities.
     We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Lenders may be required to obtain, verify and record information that identifies you, Spinco and Merger Partner, which information includes the name, address and tax identification number and other information regarding such person that will allow such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders.
     As soon as practicable after the date hereof, but in no event later than the date of execution of the Merger Agreement (as defined in the Term Sheet), you will cause each of Spinco and Merger Partner (on its own behalf and on behalf of each of its subsidiaries) to assume in writing and become jointly and severally liable for all of your obligations

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hereunder and under the Fee Letter. Following the funding of the Term Facilities and the consummation of the Spinoff, the Merger and the Exchange (if any) on the terms contemplated hereby and by the Fee Letter (and payment to the Lead Arrangers and the Lead Lenders of any applicable fees and expenses), and assumption in writing by the other Wireline Companies of the obligations hereunder and under the Fee Letter, Alltel and each of its subsidiaries at such time shall be released from any and all liabilities or obligations (financial or otherwise) arising hereunder or in any away related to the transactions contemplated hereunder. For purposes of clarification, nothing in this Commitment Letter, the Term Sheet, the Fee Letter or in any documentation executed in connection herewith or therewith or with the transactions contemplated hereby and thereby shall prohibit or otherwise impede, in any manner, Alltel or any of its subsidiaries (other than Spinco and its subsidiaries) from entering into (or attempting to enter into), or engaging in discussions with any person regarding, any financing arrangement or offering of securities that would not reasonably be expected to impair the syndication of the Facilities in any material respect and that is not required to consummate, or issued in connection with, the Transaction.
     Each of the Lead Arrangers and/or its affiliates have been retained as financial advisors to Alltel and its affiliates (in such capacity, the “Financial Advisors”) in connection with the Transaction. Each party hereto agrees not to assert any claim that might be alleged based on any actual or potential conflicts of interest that might be asserted to arise from, on the one hand, the engagement of the Financial Advisors and, on the other hand, our and our affiliates’ relationships with all parties hereunder and under the Fee Letter as described and referred to herein.
     The Lead Lenders’ commitments hereunder shall terminate in their entirety on the earliest to occur of (a) December 8, 2006 if the Closing Date does not occur on or prior thereto, (b) the date of termination of the Merger Agreement (as defined in Exhibit B hereto) in accordance with its terms, and (c) the execution of the Credit Documentation. The compensation, reimbursement, indemnification, assignment and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lead Lender’s commitment hereunder. In addition, your obligations and agreements with respect to syndication (including as to Information and Projections) shall remain in full force and effect until the later of the Closing Date and the completion of a successful syndication of the Facilities (as defined in the Fee Letter).
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on December 8, 2005. The Lead Lenders’ commitments and the Lead Arrangers’ agreements herein will expire at such time unless at or prior to such time you shall have returned to us such executed counterparts.

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     JPMorgan, Merrill Lynch, JPMCB and MLCC are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, J.P. MORGAN SECURITIES INC.

By:	/s/ Robert Dorr
	Name:	Robert Dorr
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Stephen B. Par
	Name:	Stephen B. Par
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Bernard J. Lillis
	Name:	Bernard J. Lillis
	Title:	Managing Director

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Stephen B. Par
	Name:	Stephen B. Par
	Title:	Vice President

Accepted and agreed to as of
the date first written above by:

ALLTEL CORPORATION

By:	/s/ Jeffrey R. Gardner
Name: Jeffrey R. Gardner
Title: EVP, Chief Financial Officer

Schedule 1
SOURCES AND USES OF FUNDS
($ in millions)

Sources
Senior Credit Facilities Revolving Credit Facility	$90	[1]

Term Facilities
Tranche A and Tranche B	$3,300
Tranche C2	$0

Distributed Notes	$1,538
Assumed Spinco Debt	$181

Total Sources	$5,109

Uses
Dividend to Alltel	$2,400

Refinance Merger Partner Bank Facility (including the payment of related premiums)	$783
Assumed Merger Partner Bonds	$0
Refinance Alltel Bonds (including the payment of related premiums)	$92
Debt-for-Debt Exchange	$1,538
Assumption of Alltel Debt	$181
Transaction Costs	$115

Total Uses	$5,109

[1]	The remainder of the $500 million of commitments under the Revolving Credit Facility will not be utilized at closing, except for Letters of Credit that may be issued to replace letters of credit under Merger Partner’s existing bank facility identified on Schedule 2 hereto.

[2]	Tranche C Term Loans will be funded to the extent that Merger Partner Bonds are put to the issuer pursuant to a change of control offer required under the applicable indenture.

Schedule 2
INDEBTEDNESS
1. Set forth below is a list of all indebtedness of Spinco and Merger Partner (or any of their respective subsidiaries) that will be repaid on the Closing Date, including with the proceeds of the Facilities or the Refinancing Notes:

Description	Principal Amount to be Repaid
Merger Partner Bank Facility — Amended and Restated Credit Facility dated as of February 14, 2005 among Merger Partner, certain of its affiliates as guarantors and Bank of America, N.A., as Administrative Agent, and the lenders and other agents party thereto (as amended by Amendment No. 1 dated as of August 9, 2005)
$775 million of secured loans to be repaid in full with the proceeds of the Senior Credit Facilities and/or Refinancing Notes
Merger Partner Bonds — 7-3/4% Senior Notes due 2015 issued by Merger Partner	Merger Partner Bonds to be repaid with the proceeds of Tranche C Term Loans to the extent put to the issuer as described in footnote 2 of Schedule 1 (assumed to be $0)
Alltel Bonds — Various bonds issued by Alltel wireline subsidiaries
   Approximately $81 million of Alltel wireline bonds to be repurchased with the proceeds of the Senior Credit Facilities and/or Refinancing Notes (expected total payments of $92 million including the related make-whole premiums)

2. Set forth below is a list of all indebtedness of Spinco and Merger Partner (or any of their respective subsidiaries) that will be outstanding on the Closing Date after giving effect to the Transaction:

Description	Principal Amount
Senior Credit Facilities Revolving Credit Facility Term Facilities and/or Refinancing Notes	Aggregate commitments of $500 million Aggregate of $3.3 billion[3]
Distributed Notes	$1.538 billion of senior notes to be issued by Spinco to Alltel as consideration for the Contribution
Assumed Spinco Debt — 6-1/2% Notes due 2028 issued by Aliant Communications Inc. and 6-1/2% Debentures due 2013 issued by ALLTEL Georgia Communications Corp.	Approximately $181 million of Alltel wireline bonds to be assumed by Spinco in connection with the Contribution
Merger Partner Bonds — 7-3/4% Senior Notes due 2015 issued by Merger Partner	$400 million of Merger Partner Bonds assumed to remain outstanding (see “Merger Partner Bonds” in Part 1 and “Tranche C” under “Term Facilities” in Part 2 above)

[3]	Tranche C Term Loans will be funded to the extent Merger Partner Bonds are put to the issuer as described under “Merger Partner Bonds” in Part 1 above (assumed to be $0).

Exhibit A
SENIOR SECURED CREDIT FACILITIES
Summary of Terms and Conditions
     Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

I.	Parties

	Borrower:	ALLTEL Holding Corp., a Delaware corporation (“Spinco”) and wholly-owned subsidiary of ALLTEL Corporation (“Alltel”), prior to the merger (the “Merger”) of Spinco with and into Valor Communications Group. Inc., a Delaware corporation (“Merger Partner”), and, after the Merger, the surviving corporation (“Wireline”). The Borrower and its subsidiaries are collectively referred to herein as the “Wireline Companies”.

	Guarantors:	Each of the Borrower’s present and future direct and indirect domestic subsidiaries and each subsidiary that guarantees the Refinancing Notes, the Distributed Notes or any other debt obligations of the Borrower, will guarantee (each, a “Guarantee”, and such subsidiaries, the “Guarantors”) the Borrower’s obligations under (x) the Facilities and (y) cash management agreements (the “Secured Cash Management Agreements”) and (to the extent relating to the Loans) interest rate protection agreements (the “Secured Hedge Agreements”), in each case entered into with a person that is, or was at the time such agreement was entered into, a Lender or an affiliate of a Lender, up to the maximum amount possible without violating applicable fraudulent conveyance laws.

	Sole and Exclusive Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch & Co. (collectively, in such capacity, the “Lead Arrangers”).

	Administrative Agent and Collateral Agent:	A financial institution to be determined (in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of financial institutions and other entities, including JPMorgan Chase Bank, N.A. (“JPMCB”) and Merrill Lynch Capital Corporation (together, the “Lead Lenders”), identified by the Lead Arrangers in consultation with the Borrower (collectively, the “Lenders”).

II.	Revolving Credit Facility

	Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in a principal amount of $500 million (the loans thereunder, the “Revolving Credit Loans”).

	Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on and after the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”), except that Borrowings under the Revolving Credit Facility will only be permitted on the Closing Date as specified on Schedule 1 to the Commitment Letter.

	Letters of Credit:	A portion of the Revolving Credit Facility not in excess of $30 million shall be available for the issuance of letters of credit ( “Letters of Credit”) by JPMCB and other financial institution(s) to be agreed (each, in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

	Maturity:	The Revolving Credit Termination Date.

	Purpose:	The proceeds of the Revolving Credit Loans and Letters of Credit shall be used to pay fees and expenses in connection with the Transaction and for working capital and other general corporate purposes of the Wireline Companies.

III.	Term Loan Facilities

	Type and Amount of Facilities:	Term loan facilities in an aggregate principal amount of up to $3.7 billion (the loans thereunder, the “Term Loans” and, together with the Revolving Credit Loans, the “Loans”), consisting of subfacilities in the following amounts:
(i)	Tranche A Term Facility — up to $500 million;

(ii)	Tranche B Term Facility — up to $2.8 billion; and

(iii)	Tranche C Term Facility — up to $400 million

The Tranche A and/or Tranche B Term Facility will be reduced or, if applicable, prepaid dollar-for-dollar by the principal amount of any Refinancing Notes issued on or after the Closing Date.

	Availability:	The Tranche A and Tranche B commitments will expire at the close of business on the Closing Date. The Tranche C commitments will be available for a period of 4 months after the Closing Date for the purposes described below.

	Maturity:	Tranche A Term Loans — 5 years.
Tranche B Term Loans — 7 years.
Tranche C Term Loans — 5 years.

	Purpose:	The proceeds of the Tranche A Term Loans and the Tranche B Term Loans shall be used to finance a $2.4 billion dividend payment to Alltel and to refinance Merger Partner’s existing bank facility identified on Schedule 2 to the Commitment Letter and approximately $81 million of Alltel’s outstanding bonds. The proceeds of the Tranche C Term Loans shall be used to purchase any of Merger Partner’s outstanding bonds that are tendered pursuant to the terms thereof.

IV.	Security	The Borrower’s obligations under the Facilities, the Secured Cash Management Agreements and (to the extent relating to the Loans) the Secured Hedge Agreements will be secured by perfected first-priority liens on (i)

substantially all of its personal property assets, including without limitation receivables, inventory, equipment, bank accounts, general intangibles, licenses (subject to any applicable regulatory restrictions), patents, brand names, trademarks, contracts (including franchise agreements), capital stock and other equity interests in subsidiaries (but not more than 66% of the voting stock of any foreign subsidiary and subject to any applicable regulatory or contractual restrictions) and other securities and (ii) such other assets as shall be deemed necessary in the reasonable discretion of the Lead Arrangers. The Guarantees will be secured by perfected first-priority liens on all assets of the respective Guarantors of the same types as described in clauses (i) and (ii) above. All of the assets referred to in this paragraph that will be subject to liens may be referred to herein, collectively, as the “Collateral”.

Any of Alltel’s outstanding bonds that are assumed by Spinco may be equally and ratably secured by such portion of the Collateral as may be required under the applicable indentures.

V.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I hereto.

	Scheduled Amortization:	The Tranche A Term Loans and the Tranche C Term Loans will be amortized quarterly according to the following schedule:

Each quarter during Year 1 — 0%
Each quarter during Year 2 — 1.25%
Each quarter during Year 3 — 2.5%
Each quarter during Year 4 — 3.75%
Each of the first 3 quarters of Year 5 — 5%
Maturity — 55%

The Tranche B Term Loans will be amortized quarterly with (i) 0.25% of the Tranche B Term Loans to be payable quarterly in equal installments in each quarter of the second through the sixth years and the first 3 quarters of the seventh year and (ii) the balance of the Tranche B Term Loans to be payable at maturity.

	Mandatory Prepayment	In addition to scheduled amortization payments and any

	Events:	prepayments required upon the issuance of Refinancing Notes after the Closing Date, 100% of the net proceeds from asset sales (subject to customary option to reinvest proceeds within 365 days) by, and of the proceeds of casualty insurance, condemnation awards and similar recoveries received by, any of the Wireline Companies will be applied, to prepay the Term Loans on a pro rata basis (provided that any Lender may elect not to receive any such payment of its Tranche B Term Loans until all of the Tranche A Term Loans and the Tranche C Term Loans have been paid in full) in direct order of scheduled amortization of the applicable Term Loans.

	Optional Prepayments and Commitment Reductions:	Loans may be prepaid and unused commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of Term Loans will be applied (i) proportionately between all outstanding tranches thereof and (ii) ratably to scheduled amortization.

VI.	Certain Conditions

	Initial Conditions:	The availability of the Facilities shall be conditioned upon the satisfaction of the conditions precedent set forth in Exhibit B to the Commitment Letter on or before December 8, 2006 (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

	On-Going Conditions:	The making of each extension of credit (including the initial extension of credit) shall be conditioned upon (a) the accuracy of all representations and warranties in the definitive financing documentation with respect to the Facilities (the “Credit Documentation”) (including without limitation the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VII.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and/or companies engaged in a business similar to that of the Wireline Companies and/or deemed appropriate by the Lenders, in each case providing the Lenders with at least the same rights as any similar provisions applicable to the Distributed Notes and/or the Refinancing Notes, including without limitation:

Representations and Warranties:	Corporate existence; corporate power and authority; enforceability of the Credit Documentation; governmental and regulatory approvals (including of the FCC and any similar state agencies); no conflict with law or contractual obligations; financial statements; absence of undisclosed liabilities; no material adverse change; ownership of properties (including copyrights, trademarks and other intellectual property); no material litigation; environmental matters; compliance with laws and agreements; no default; Investment Company Act; Public Utility Holding Company Act; payment of taxes; ERISA and pension plans; accuracy of disclosure; subsidiaries; insurance; labor matters; solvency; liens and collateral matters; licenses/franchises (including of the FCC and similar state agencies); Federal Reserve margin regulations.

Affirmative Covenants:	Delivery of financial information (including annual audited and quarterly unaudited consolidated financial statements), reports, accountants’ letters, budgets, officers’ certificates and any other information reasonably requested by the Administrative Agent or any Lender; notices of defaults, litigation, regulatory matters and other material events; information regarding collateral; maintenance of existence, material rights and franchises and conduct of business; payment and performance of other obligations; maintenance of properties; insurance; casualty and condemnation; maintenance of books and records; right of the Lenders to inspect property and books and records; compliance with laws and regulations (including environmental laws and FCC and similar state regulations); use of proceeds and Letters of Credit; future subsidiaries; further assurances; maintenance of interest rate hedging agreements; provision of additional guarantees and/or Collateral.

Financial Covenants:	1. Minimum Interest Coverage Ratio (to be determined)
2. Maximum Leverage Ratio of 4.50 to 1.0

Negative Covenants:	Limitations on: indebtedness and preferred stock; liens (other than permitted liens) ; fundamental changes (including mergers, consolidations, liquidations and dissolutions); sales of assets; investments, loans, advances, guarantees and acquisitions; sale and leaseback transactions; hedge agreements; dividends and payments in respect of capital stock (with an exception for dividends up to the sum of excess free cash flow (to be defined substantially the same as in Merger Partner’s existing credit agreement) and net cash equity issuance proceeds so long as the pro forma Leverage Ratio does not exceed 4.50 to 1.0) and certain payments of debt; transactions with affiliates; restrictive agreements; limitations on capital expenditures; amendment of material documents; changes in fiscal year; changes in lines of business.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to debt of any of the Wireline Companies in excess of an amount to be agreed; bankruptcy events related to the Borrower and its material subsidiaries; material judgments; certain ERISA events; loss of material regulatory licenses; loss of lien perfection or priority; unenforceability of Guarantees; change of control (the definition of which is to be agreed).

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Loans, participations in Letters of Credit and unused Revolving Credit commitments, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount, or extensions of the scheduled date of amortization or final maturity, of any Loan, (ii) reductions in any rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of the holders of at least 50% of the aggregate amount of the Revolving Credit commitments or any tranche of Term Loans, as the case may be, shall be required with respect to any amendment or waiver that would adversely affect the rights of the holders of Revolving Credit commitments or such tranche of Term Loans, as the case may be, differently from the rights of any other Lender and (c) the consent of 100% of the Lenders shall be required with respect to (i) releases of all or substantially all of the Collateral or the Guarantees and (ii) modifications to any of the voting percentages.

Assignments and Participations:	As set forth below, the Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or an affiliate of a Lender), to the consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (which consents shall not be unreasonably withheld); provided that, notwithstanding the foregoing, all assignments (including to another Lender or an affiliate of a Lender) in connection with the Revolving Credit Facility shall require the consent of the Administrative Agent and the Issuing Lender.

In the case of partial assignments (other than to another Lender or an affiliate of a Lender), the minimum assignment amount shall be $1 million or any lesser amount held by the assigning Lender. The Administrative Agent shall be paid a processing and recordation fee of $3,500 for each assignment (including for assignments to other Lenders or affiliates of Lenders).

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I hereto) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense arising out of or relating to the Facilities or the use or the proposed use of proceeds thereof or any aspect of the Transaction (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of such indemnified person).

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Davis Polk & Wardwell.

Annex I
SENIOR SECURED CREDIT FACILITIES
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin;

provided that all Loans made on the Closing Date shall be ABR Loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”).

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means, for any day, (i) if the Facilities are rated Ba2 or higher by Moody’s and BB or higher by S&P (in each case with a stable outlook), (A) in the case of Revolving Credit Loans, Tranche A Term Loans and Tranche C Term Loans, 1.25% for Eurodollar Loans and 0.25% for ABR Loans, and (B) in the case of Tranche B Term Loans, 1.50% for Eurodollar Loans and 0.50% for ABR Loans, and (ii) otherwise, (A) in the case of Revolving Credit Loans, Tranche A Term Loans and Tranche C Term Loans, 1.50% for Eurodollar Loans and 0.50% for ABR Loans, and (B) in the case of Tranche B Term Loans, 1.75% for Eurodollar Loans and 0.75% for ABR Loans.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for 1, 2, 3 or 6 months (as selected by the Borrower) are quoted on the Telerate screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fee:	The Borrower shall pay a fee calculated at the rate of 0.25% per annum, subject to step-downs based upon the Leverage Ratio to be agreed, on the average daily amount of the unused Revolving Credit commitment and the unused Tranche C commitment, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Revolving Credit Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default under any of the Facilities, all outstanding amounts under the Facilities shall bear interest at 2% above the rate otherwise applicable thereto.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Exhibit B
SENIOR SECURED CREDIT FACILITIES
Conditions Precedent to Closing
     Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.
The availability of the Facilities shall be conditioned upon and subject to satisfaction of the conditions set forth in the Commitment Letter and the following:
(a)	The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be (i) as described in the Commitment Letter and otherwise consistent with the description thereof received by the Lead Arrangers and the Lead Lenders in writing prior to the date of the Commitment Letter and (ii) otherwise reasonably satisfactory to the Lenders. The Lenders shall be reasonably satisfied with the terms and conditions of (A) the contribution and separation agreements and other documents relating to the Contribution and the Spinoff (including as to the allocation of liabilities), (B) the merger agreement (including all schedules and exhibits thereto) relating to Spinco and its subsidiaries (the “Merger Agreement”) and (C) all other agreements, instruments (including the Distributed Notes and the Refinancing Notes, if any) and documents relating to the Transaction (the agreements, instruments and documents referred to in clauses (A) through (C), collectively, the “Transaction Documents”); it being understood that the execution copies of the Merger Agreement and the Distribution Agreement (as defined in the Merger Agreement), each dated as of the date hereof and previously delivered to the Lead Arrangers, are acceptable to the Lenders. The Transaction Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case in a manner that is materially adverse to the interests of the Lenders, without the prior written consent of the Lenders. The Contribution shall have been consummated, and the Lenders shall be reasonably satisfied that the Spinoff, the Merger and the Refinancing (including the release of the liens securing Merger Partner’s existing bank facility) will be consummated substantially contemporaneously with the initial funding under the Facilities, in each case substantially in accordance with the terms of the applicable Transaction Documents and applicable material law and regulatory approvals.

(b)	The Lead Arrangers shall have received reasonably satisfactory evidence that the ratio of pro forma Consolidated Debt (to be defined) to pro forma Consolidated EBITDA, adjusted to reflect expected synergies resulting from the Transaction reasonably acceptable to the Lead Arrangers, of the Wireline Companies for the

most recently available trailing four quarters ended prior to the Closing Date, calculated after giving effect to the Transaction, was not greater than 3.50 to 1.0.
(c)	Alltel and Spinco, Merger Partner and their respective subsidiaries shall have complied with their obligations under the Commitment Letter and the Fee Letter (including the payment of all fees and expenses then due and payable).

(d)	The Lenders shall have received customary guarantees from the Guarantors and first-priority perfected liens on the Collateral (subject to liens acceptable to the Lenders) and reasonably satisfactory evidence of the insurance maintained by the Wireline Companies. The Lenders shall be reasonably satisfied with the terms of any intercreditor arrangements with other lienholders.

(e)	The Lenders shall have received and be reasonably satisfied with (i) (A) audited (for the 2003, 2004 and 2005 fiscal years) and unaudited quarterly consolidated financial statements of Spinco and Merger Partner and all completed or probable acquisitions (including pro forma consolidated financial statements of Wireline after giving effect to the Transaction) meeting the requirements of Regulations S-X and S-K for a Form S-1 registration statement under the Securities Act of 1933, as amended, and (B) a business plan of the Wireline Companies including projections on an annual basis for the period from the Closing Date through December 31, 2012, in each case under this clause (i) which are not inconsistent in a manner adverse to the Lenders with the Information and Projections provided to the Lead Arrangers and the Lead Lenders prior to the date of the Commitment Letter, (ii) recent lien and litigation searches and (iii) such legal opinions (including with respect to the Collateral and regulatory matters), officer’s solvency certificates and other certificates, instruments and documents as are customary for transactions of this type or as the Lenders may reasonably request.
B-2